UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 18, 2002

Date of Report (Date of earliest event reported):

Commission File Number: 000-28915

-----------------------------------

SONORAN ENERGY, INC.

(Exact name of registrant as specified in its charter)

Washington                                                                                      13-4093341

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

1701 Westwind Drive, Suite 103, Bakersfield, California 93301

(Address of principal executive offices)

(866) 599-7676

(Issuer's telephone number, including area code)


Item 2.    Acquisition or Disposition of Assets.

   On December 18, 2002, Sonoran Energy ("Sonoran" or the "Company") took possession of two revenue-producing oil properties in Northern California (the "Properties").  The Company, which purchased the Properties from Longbow LLC, its operator in the fields and business joint venturer, will start to receive the revenues from these acquisitions immediately.

    The first property is located in the Deer Creek Field, Tulare County and consists of 93 acres and is producing approximately 36 barrels of oil per day and includes 10 active producing wells and two water injection wells.  The property is located 42 miles north of Bakersfield, California.

    The second property is located in the Mt. Poso Field, Kern County and consists of 160 acres and includes 12 producing wells and one water injection well.  This property has been shut down since 1986 due to low oil prices. At that time, the field was producing 30 barrels per day of 15.7% API gravity crude oil from eight wells.  The lease has not been returned to production since that time, but the Company intends to return it to production and resume operations.

    The terms of the acquisition initially give Sonoran an 80% working interest in the two properties until 150% of the purchase price is returned to Sonoran.  Following repayment, the working interest in the Properties will revert to 60/40 with Sonoran retaining a 60% percent interest and Longbow LLC retaining a 40% interest.  The Company purchased the Properties from Longbow LLC for $460,000 and has secured a $100,000 Idle Well Bond to return eight wells on the Mt. Poso Field to production.

    To finance the purchase, the Company secured a $600,000 loan from Ironwood LLC covering the cost of acquisition, the Idle Well Bond, due diligence, property improvements and legal fees. The loan is for a two-year term and gives the lender the right to convert any outstanding balance after two-years into common stock of the Company at a floor price of 50 cents per share.  The $600,000 loan is secured by a deed of trust on the Properties.

Dated:  December 23, 2002

SONORAN ENERGY, INC.

/s/ John Punzo

     John Punzo,

     President and CEO